EXHIBIT 99.11

AMENDMENT NO. 5 TO
NOTE PURCHASE AGREEMENT

                    THIS AMENDMENT NO. 5 (the "Amendment"), dated as of August 17, 2006, is by and between INTERLEUKIN GENETICS, INC., a Delaware corporation (the "Company"), and PYXIS INNOVATIONS INC., a Delaware corporation ("Pyxis").

                    The Company and Pyxis are parties to a Note Purchase Agreement dated as of October 23, 2002, as amended November 13, 2002, January 28, 2003, March 5, 2003, and February 23, 2006 (the "Agreement"). Capitalized terms not otherwise defined in this Amendment shall have the meanings given to them in the Agreement.

                    The parties agree as follows:

1.	Recital C of the Agreement is revised to reflect the following developments since the Initial Closing:

Pyxis has purchased, and the Company has sold and issued to Pyxis, a promissory note in a principal amount of $500,000 on each of the following dates: October 23, 2002, November 14, 2002, December 16, 2002, and January 28, 2003 (the "Existing Notes").

On March 5, 2003, the Company and Pyxis entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") and various agreements referenced therein (collectively, the "Affiliation Agreements"). Pursuant to Section 2.5 of the Stock Purchase Agreement, Pyxis (i) agreed to extend further credit to the Company to expand its research partnerships (the "Research Loans"), and (ii) refinanced the Company's bridge financing loans previously due in August 2003 (the "Refinancing Loan"). In addition, pursuant to Section 2.6 of the Stock Purchase Agreement, the Company and Pyxis amended and restated the terms of the Existing Notes.

On March 5, 2005, the Company and Pyxis amended the Stock Purchase Agreement to extend until March 5, 2007 the period during which Pyxis agrees to purchase additional Notes pursuant to Section 2.2B of this Agreement (Research Loans), subject to the terms and conditions of this Agreement.

On August 17, 2006, the Company and Pyxis entered into a Stock Purchase Agreement (the "2006 Stock Purchase Agreement") for the purchase of Common Stock and extension of a credit facility in an amount not to exceed $14,384,463 in the aggregate, subject to adjustment. Under that agreement, Pyxis agrees to purchase Notes pursuant to Section 2.2G of this Agreement, subject to the terms and conditions of this Agreement.

2.	The following Sections are amended as follows:

2.2G Credit Facility. At any time prior to August 17, 2008, Pyxis agrees to purchase, if and when requested by the Company, and upon making such a request, the Company hereby agrees to sell and issue to Pyxis, one or more Notes, the aggregate principal amount of which shall not exceed $14,384,463, or such lesser amount as may result from adjustment under Section 2.5.3 of the Stock Purchase Agreement (the "Loan Commitment") (each, a "Working Capital Loan"). Subject to the terms and conditions of this Agreement, and the terms and conditions of the 2006 Stock Purchase Agreement, the closing of these purchases (each, a "Subsequent Closing") will take place within ten business days following the Company's written request to Pyxis to make such loan. For the purposes of each Working Capital Loan: (a) Pyxis hereby waives each of the closing conditions set forth in Section 2.5 except Section 2.5.1 (Representations and Warranties), Section 2.5.2 (Covenants), Section 2.5.3 (Injunction), Section 2.5.7 (Material Adverse Change, provided, however, that for this purpose the date set forth in Section 2.5.7 shall be deemed to read June 30, 2006), Section 2.5.8 (Event of Default), and Section 2.5.12 (Other Documents); and (b) the Company hereby waives each of the closing conditions set forth in Section 2.4 except Section 2.4.1 (Representations and Warranties) and Section 2.4.3 (Injunction). The Working Capital Loans under this Section 2.2G are unsecured obligations; as such they are not subject to the Security Agreement.

2.2H Form of Note. The Note for each Working Capital Loan shall be in the form set forth as Exhibit B of the Stock Purchase Agreement dated August 16, 2006 between the Company and Pyxis.

3.

Except as amended hereby, all of the terms and conditions of the Agreement shall remain in full force and effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

                    This Amendment No. 5 to Note Purchase Agreement is signed as of the date first written above.

INTERLEUKIN GENETICS, INC

By	/s/ Kenneth S. Kornman
Kenneth S. Kornman
President and Chief Executive Officer

PYXIS INNOVATIONS INC.

By	/s/ Kim S. Mitchell

	Its	Assistant Secretary